Exhibit 99.2

Transcript of Chairman’s Message Video (Daniel Ives; November 2025)

Dan Ives here, Chairman of Eightco (ORBS). Super excited to be bringing our monthly Chairman’s Message here. Look, it has been an exciting journey, you know, for me personally, as well as the team at ORBS. Look, our strategy as we’ve discussed, it’s really a multi-pronged strategy. And if you go through the deck, you know, we talk about it in detail.

One part is the treasury strategy. We now own more than 10% of the World circulating supply, and, and that’s something we’re going to aggressively be focused on in terms of buying more World. We also actually own a lot Ethereum as well as our cash supply, but that’s only one part of what we’re doing.

At ORBS, you know, a big part of what we’re focused on is driving the enterprise strategy along with our partners of Tools for Humanity. I mean, we believe as more companies go into an AI future human proof authentication, it’s a matter of when, not if.

We’ve started in terms of some big partnerships we’ve already announced. With Kraken. With Coinbase. But that’s just the start. We’re really focused on the pilot program, but even more expansive partnerships that we expect to hopefully announce over the coming months and as this all builds out. Because the strategy on the enterprise is just starting.

Companies are spending trillions of dollars when it comes to buildouts of data centers. Buildouts of GPU authentication is going to be a huge layer of that human proof. We believe current authentication is just not going to satisfy the way that enterprises are going, and we plan to be the single-sign-on in an AI future—partnerships are going to be a huge part about that. And I think what we’re starting to see is in verticals like gaming. You know, we made our investment in terms of Mythical gaming is a huge area we’re focused on.

Advertising is another area that we’re very laser focused on. The consumer network effect that’s in building. I mean, you have seventeen and a half million that are already on World today. We expect that to be a hundred million in the next twelve months. This is all part of a multi-pronged strategy that we’re looking to accomplish here.

You know, as much as me. You know, I have discussed it. I think the big focus now for us is really the coming months, the coming, you know, call it year in terms of not just expanding the message. I just got back from my world tour, you know, that we did throughout the United States, throughout Asia. We’ll be in London in a few weeks. But, but it’s really about the enterprise. I mean, the enterprise is something that we’re driving in Japan. We saw, you know, the second biggest advertiser that’s focused on authentication through ORBS. That’s just the start of where we think this future’s going.

When you look at the total addressable market opportunity, you know, our goal is to really attack that. It’s attacking that through our partnership with Tools. Through more and more partnerships on the enterprise through what we’re doing with Kraken, Coinbase and others. And I think this is really just the start of our multi-pronged strategy. Many DATs and obviously that, you know, that’s something that we do on a treasury strategy, given our confidence in World and our confidence in what’s going to happen there.

But we’re not watching the game from the stands. We’re going to be a major participant. And the verticals. We think it’s going to expand. We think government is going to be a big vertical that we’re going to be attacking. And I think that’s something where at ORBS, this is a multi-year, decade strategy that I am so excited about.

You know, I’m so psyched to be a part of this, given it’s my view this is really going to be pushing a layer of authentication. Human proof is going to play a major role in the buildout of the AI revolution and what we’re doing at ORBS. I think we’re playing a big role. Stay tuned.

We expect also every month at the end of the month, we’ll release what we own in our treasury. If anyone ever wants, again, contact with me or members of the team, you could find our emails on the website. As well as, you know, any contact through social media or, you know, just to understand better what we’re doing. We’ll be seeing you at conferences. We’ll be seeing you at Davos. We’ll be seeing you at CES in Vegas. And this is just a start.

Thanks for listening.